EXHIBIT 5./EXHIBIT 23.1

           Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered

                       Consent of Thacher Proffitt & Wood

                            EXHIBIT 5./EXHIBIT 23.1
                            -----------------------

          Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered

                       Consent of Thacher Proffitt & Wood



                     [LETTERHEAD OF THACHER PROFFITT & WOOD]












                                                              September 30, 1998

Astoria Financial Corporation
One Astoria Federal Plaza
Lake Success, New York 11042


                 Re: Option Plan Consisting of Advisory Board Option Agreements and Option Conversion Agreements with Former Officers and Directors of Long Island Bancorp, Inc.
                      -----------------------------------------------------

Dear Sirs:

          We have acted as counsel for Astoria Financial Corporation, a Delaware corporation (the "Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 1,649,330 shares of its common stock, par value $.01 per share (the "Shares"), which have been reserved for issuance ("Original Issue Shares") upon the exercise of stock options (i) granted pursuant to the Advisory Board Option Agreements with former Directors of Long Island Bancorp, Inc. ("LISB") and (ii) granted under Section 1.04 of the Agreement and Plan of Merger, dated as of the 2nd day of April, as amended by and between the Corporation and LISB (together, the "Plan"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

          We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Astoria Financial Corporation
September 30, 1998                                                       Page 2

          Based on the foregoing, we are of the opinion that the Original Issue Shares that are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such Original Issue Shares will be validly issued, fully paid and non-assessable.

          In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

          This opinion is given solely for the benefit of the Corporation and purchasers of Shares under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                                 Very truly yours,

                                                 THACHER PROFFITT & WOOD

                                                 By:/s/ W. Edward Bright
                                                    -----------------------
                                                        W. Edward Bright